EXHIBIT 21.1

LIST OF SUBSIDIARIES AND CONSOLIDATED AFFILIATED ENTITIES

Subsidiaries

1.	AMBOW EDUCATION CO., LTD., a Cayman Islands company
2.	Ambow Education Ltd., a Cayman Islands company
3.	Ambow Education Management (Hong Kong) Ltd., a Hong Kong company
4.	Ambow Education (Hong Kong) Limited, a Hong Kong company
5.	Ambow Dalian Education Technology Co., Ltd., a PRC company
6.	Tianjin Ambow Yuhua Software Co., Ltd., a PRC company
7.	Ambow Education Management Ltd., a Cayman Islands company
8.	Ambow Education Group Limited, a Hong Kong company*
9.	Ambow College Management Limited, a Hong Kong company
10.	Ambow Training Management Limited, a Hong Kong company
11.	Beijing Ambow Chuangying Education Technology Co., Ltd., a PRC company
12.	Beijing Ambow Shengying Education Technology Co., Ltd., a PRC company
13.	Ambow University Inc., a US company

* A dormant entity without any significant business

Consolidated Affiliated Entities

1.	Beijing Ambow Shida Education Technology Co., Ltd., a PRC company
2.	Ambow Sihua Education and Technology Co., Ltd., a PRC company
3.	Shanghai Ambow Education Information Consulting Co., Ltd., a PRC company
4.	Wenjian Gongying Venture Investment Enterprise, a fund established under the laws of the PRC
5.	Beijing Ambow Rongye Education and Technology Co., Ltd. a PRC company
6.	Beijing Ambow Zhixin Education and Technology Co., Ltd. a PRC company
7.	Intelligent Valley Polytron Technologies Inc., a Taiwan company